Exhibit 99.1

Investor Contact:	Marsha Morgan	FOR IMMEDIATE RELEASE
(817) 352-6452
Media Contact:	Richard Russack
(817) 867-6425

Burlington Northern Santa Fe Reports

Record First-Quarter Revenues and EPS

•	Quarterly earnings of $1.09 per diluted share were 31 percent higher than first-quarter 2005 earnings of $0.83 per diluted share.

•	Quarterly freight revenues increased to $3.37 billion, or 16 percent, on 5-percent volume growth compared with the same 2005 period.

•	Quarterly operating income of $792 million increased $158 million, or 25 percent, compared with the same 2005 period.

•	Quarterly operating ratio improved to 76.5 percent from 78.1 percent for the same quarter of the prior year.

FORT WORTH, Texas, April 25, 2006—Burlington Northern Santa Fe Corporation (BNSF) (NYSE: BNI) today reported record first-quarter earnings of $1.09 per diluted share, a 31-percent increase over first-quarter 2005 earnings of $0.83 per diluted share.

First-quarter 2006 freight revenues increased $470 million, or 16 percent, to a first-quarter record of $3.37 billion compared with $2.90 billion in the prior year. The 16-percent increase in revenue is attributable to growth in unit volumes, rates and fuel surcharges. Revenue for the first quarter of 2006 included fuel surcharges of approximately $350 million compared with approximately $170 million in the first quarter of 2005.

“Demand for rail service continued to be very strong with growth spread across each of our four business groups,” said Matthew K. Rose, BNSF Chairman, President and Chief Executive Officer. “Overall unit volume increased 5 percent in the first quarter compared with the same 2005 period. This increase was led by intermodal unit growth of 6 percent and coal carload and tonnage growth of 5 percent. As a result, we achieved record first-quarter operating income of $792 million, while further improving our operating ratio.”

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Compared with the first quarter of 2005, BNSF experienced double-digit revenue increases in each of the Company’s four business groups. Consumer Products revenues increased $190 million, or 17 percent, to $1,320 million, primarily due to strong revenue increases in the international and domestic intermodal sectors. Industrial Products revenues increased $125 million, or 19 percent, to $772 million primarily due to double-digit revenue growth in the building products, construction products and petroleum products sectors. Coal revenues rose by $82 million, or 14 percent, to $680 million due in part to record loadings of 67 million tons of coal. Agricultural Products revenues were up $73 million, or 14 percent, to $597 million, due to revenue strength in corn, wheat and ethanol.

Operating expenses for the first quarter of 2006 were $2.67 billion compared with first-quarter 2005 operating expenses of $2.35 billion. The $323 million increase in operating expenses includes a $169 million increase in fuel expense primarily reflecting higher prices. The Company also completed the previously announced sale of a line segment to the state of New Mexico resulting in a $22 million gain, or $0.04 per share, which is reflected as a reduction in operating expenses.

First-quarter operating income increased $158 million, or 25 percent, to $792 million compared with the first quarter of 2005. Continuing the trend in improving the Company’s operating ratio, BNSF’s quarterly operating ratio decreased to 76.5 percent from 78.1 percent for the same quarter of the prior year.

In late February 2006, the Company settled $600 million in prepaid forward transactions entered into in December 2005 to purchase shares of the Company’s common stock. This transaction had no impact on shares outstanding at the end of 2005; however, upon settlement in late February 2006, it reduced the number of shares outstanding by approximately 8 million shares.

BNSF’s subsidiary, BNSF Railway Company, operates one of the largest railroad networks in North America, with about 32,000 route miles in 28 states and two Canadian provinces. The railway is among the world’s top transporters of intermodal traffic, moves more grain than any other North American railroad, transports the components of many of the products we depend on daily, and hauls enough low-sulphur coal to generate about ten percent of the electricity produced in the United States. BNSF is an industry leader in Web-enabling a variety of customer transactions at www.bnsf.com.

Financial information follows.

Burlington Northern Santa Fe Corporation

Consolidated Income Information

(Dollars in millions, except per share data)

	Three Months Ended March 31,
	2006	2005
Operating revenues
Freight revenues	$3,369	$2,899
Other revenues	94	83

Total operating revenues	3,463	2,982

Operating expenses
Compensation and benefits	919	853
Fuel	561	392
Purchased services	460	417
Depreciation and amortization	277	263
Equipment rents	231	213
Materials and other	223	210

Total operating expenses	2,671	2,348

Operating income	792	634
Interest expense	121	109
Other expense, net	9	7

Income before income taxes	662	518
Income tax expense	252	197

Net income	$410	$321

Diluted earnings per share	$1.09	$0.83

Diluted average shares outstanding (in millions)	376.7	384.6

Operating ratio (a)	76.5%	78.1%

(a)	Calculated as total operating expenses less other revenues divided by freight revenues.

Burlington Northern Santa Fe Corporation

Consolidated Balance Sheet Information

(Dollars in millions, except per share amounts)

	March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$88	$75
Accounts receivable, net	518	678
Materials and supplies	434	396
Current portion of deferred income taxes	205	218
Current portion of fuel-hedging asset	275	303
Other current assets	238	210

Total current assets	1,758	1,880

Property and equipment, net	26,741	26,551

Other assets	2,173	1,873

Total assets	$30,672	$30,304

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other current liabilities	$2,739	$2,773
Long-term debt due within one year	446	456

Total current liabilities	3,185	3,229

Long-term debt and commercial paper	6,759	6,698
Deferred income taxes	7,940	7,916
Casualty and environmental liabilities	865	878
Minimum pension liability	417	417
Employee separation costs	101	107
Other liabilities	1,579	1,551

Total liabilities	20,846	20,796

Stockholders’ equity:
Common stock and additional paid-in capital	6,826	6,707
Retained earnings	8,382	8,045
Treasury stock and other	(5,382)	(5,244)

Total stockholders’ equity	9,826	9,508

Total liabilities and stockholders’ equity	$30,672	$30,304

Book value per share	$26.96	$25.59

Common shares outstanding (in millions)	364.4	371.6

Net debt to total capitalization (a)	42.0%	42.7%

(a)	Net debt is calculated as total debt less cash and cash equivalents, and capitalization is calculated as the sum of net debt and total stockholders’ equity.

Burlington Northern Santa Fe Corporation

Consolidated Cash Flow Information*

(Dollars in millions)

	Three Months Ended March 31,
	2006	2005
Operating activities

Net income	$410	$321
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	277	263
Deferred income taxes	55	72
Employee separation costs paid	(6)	(8)
Long-term casualty and environmental liabilities, net	(18)	(34)
Other, net	(12)	(17)
Changes in working capital	75	(29)

Net cash provided by operating activities	781	568

Investing activities

Capital expenditures	(455)	(326)
Other, net	(278)	(217)

Net cash used for investing activities	(733)	(543)

Financing activities

Dividends paid	(74)	(64)
Purchase of BNSF common stock	(114)	(225)
Other, net	153	57

Net cash used for financing activities	(35)	(232)

Increase (decrease) in cash and cash equivalents	13	(207)
Cash and cash equivalents:
Beginning of period	75	322

End of period	$88	$115

*	Certain prior period amounts have been reclassified to conform with the current period presentation.

Burlington Northern Santa Fe Corporation

Operating Statistics

	Three Months Ended March 31,
	2006	2005
Cars/units (in thousands)	2,521	2,408
Average revenues per car/unit	$1,336	$1,204
Revenue ton miles (in millions)	153,011	145,821
Gross ton miles (in millions)	268,180	258,729
RTM/GTM	0.57	0.56
Freight revenue/thousand RTM	$22.02	$19.88
Operating expense/thousand RTM	$17.46	$16.10
Freight revenue/thousand GTM	$12.56	$11.20
Operating expense/thousand GTM	$9.96	$9.08
Compensation and benefits/thousand GTM	$3.43	$3.30
Average employees	40,673	38,322
Period end employees	41,265	39,014
Thousand RTM/average employee	3,762	3,805
Thousand GTM/average employee	6,594	6,751
Gallons of fuel used (in millions)	360	346
Average price per gallon of fuel (cents) (a)	155.8	113.3
GTM/gallon of fuel	745	748
Freight train miles (in millions)	42	41
GTM/freight train hours (in thousands)	121	126
Route miles operated	32,029	32,281

(a)	Includes handling, taxes and hedge effect.

Burlington Northern Santa Fe Corporation

Revenue Statistics by Commodity

	Three Months Ended March 31,		Percent Change
	2006	2005
Revenues (in millions)
Intermodal	$1,103	$956	15.4%
Automotive	113	92	22.8
Other Consumer Products	104	82	26.8

Total Consumer Products	1,320	1,130	16.8

Industrial Products	772	647	19.3
Coal	680	598	13.7
Agricultural Products	597	524	13.9

Total freight revenue	3,369	2,899	16.2
Other revenue	94	83	13.3

Total revenues	$3,463	$2,982	16.1%

Cars/units (in thousands)
Intermodal	1,216	1,146	6.1%
Automotive	44	43	2.3
Other Consumer Products	48	46	4.3

Total Consumer Products	1,308	1,235	5.9

Industrial Products	390	386	1.0
Coal	581	554	4.9
Agricultural Products	242	233	3.9

Total cars/units	2,521	2,408	4.7%

Average revenue per car/unit
Intermodal	$907	$834	8.8%
Automotive	2,568	2,140	20.0
Other Consumer Products	2,167	1,783	21.5

Total Consumer Products	1,009	915	10.3

Industrial Products	1,979	1,676	18.1
Coal	1,170	1,079	8.4
Agricultural Products	2,467	2,249	9.7

Average revenue per car/unit	$1,336	$1,204	11.0%

Revenue ton miles (in millions)
Intermodal	29,849	28,935	3.2%
Automotive	1,481	1,394	6.2
Other Consumer Products	3,435	3,144	9.2

Total Consumer Products	34,765	33,473	3.9

Industrial Products	27,369	25,677	6.6
Coal	63,049	58,961	6.9
Agricultural Products	27,828	27,710	0.4

Total revenue ton miles	153,011	145,821	4.9%

Freight revenue per thousand ton miles
Intermodal	$36.95	$33.04	11.8%
Automotive	76.30	66.00	15.6
Other Consumer Products	30.28	26.08	16.1

Total Consumer Products	37.97	33.76	12.5

Industrial Products	28.21	25.20	11.9
Coal	10.79	10.14	6.4
Agricultural Products	21.45	18.91	13.4

Freight revenue per thousand ton miles	$22.02	$19.88	10.8%

Burlington Northern Santa Fe Corporation

Capital Expenditures and Track Maintenance*

	Three Months Ended March 31,
	2006	2005
Capital expenditures (in millions)
Maintenance of way
Rail	$55	$37
Ties	64	62
Surfacing	38	28
Other	95	75

Total maintenance of way	252	202
Mechanical	43	29
Information services	23	23
Other	24	15

Total maintenance of business	342	269
Terminal and line expansion	113	57

Total capital expenditures	$455	$326

Track maintenance
Track miles of rail laid
Maintenance of business	107	65
Expansion projects	31	21

Total	138	86

Cross ties inserted (thousands)
Maintenance of business	573	485
Expansion projects	92	56

Total	665	541

Track resurfaced (miles)	2,531	2,107

*	Certain prior period amounts have been reclassified to conform with the current period presentation.